January 7, 2004

Securities & Exchange Commission

450 5th Street, N.W.

Washington, D.C. 20549

Re: Vertical Health Solutions, Inc.

Gentlemen:

Pursuant to the request of the above referenced Company, we affirm that:

(1) We have read the Company’s response to Item 4 of Form 8-K dated January 7, 2004; and

(2) We agree with the information contained in the response except that we have no information regarding the engagement of the successor accountant.

Very Truly Yours,

/s/ Stark Winter Schenkein & Co., LLP